EXHIBIT 23

                          INDEPENDENT ACCOUNTANTS CONSENT

  The Board of Directors
  First Financial Holdings, Inc.

  We consent to incorporation by reference in registration statements No. 33-55067 and 33-57855 on Form S-8s of First Financial Holdings, Inc. of our report dated October 25, 1996, relating to the consolidated balance sheets of First Financial Holdings, Inc. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report appears in the September 30, 1996 annual financial statements as filed with the Proxy of First Financial Holdings, Inc.


                                                  KPMG PEAT MARWICK LLP




  Greenville, South Carolina
  December 27, 1996